THE TRIAN GROUP’S STATEMENT REGARDING SHORT-SLATE VOTING MECHANICS

“A number of Heinz shareholders have contacted us with questions about the mechanics of voting their shares at the August 16th Annual Meeting. Shareholders should be aware that attempting a ‘split vote’ by writing in the names of any of the Trian Group’s nominees on Heinz’ White proxy card could disenfranchise shareholders by those votes being deemed invalid. To our knowledge, Heinz has not established any mechanism to allow split voting on its White card nor indicated any intention of doing so.

If shareholders wish to vote a split-ticket as recommended by ISS, Glass Lewis and Proxy Governance, they must use the GOLD proxy card. Other than by voting in person at the annual meeting (which requires obtaining a legal proxy from the ’record owner’ if shares are not held directly on the books of the company):

•	The only way for shareholders to vote in accordance with the recommendation of these highly respected independent proxy voting advisory services is to vote the GOLD proxy.
•	The only way for shareholders to vote for any of the Trian Group's five highly qualified, independent and experienced nominees is to vote the GOLD proxy.
•	The only way for shareholders to vote for certain combinations of Trian Group and Heinz nominees is to vote the GOLD proxy.

Although shareholders are free to ’withhold’ their votes from specified nominees on the GOLD proxy, the Trian Group urges shareholders to vote the GOLD proxy for all five of its nominees in order to ensure minority representation on Heinz’ Board. If shareholders have any questions about voting, please call the Trian Group’s proxy solicitor, Innisfree M&A Incorporated. Institutions, banks and brokers may call Mike Brinn at 212-750-8253; other shareholders may call toll-free 877-456-3442.”

August 10, 2006

Note: The Trian Group has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

The Trian Group has previously filed its definitive proxy statement with the SEC and has mailed its definitive proxy statement and GOLD proxy card to shareholders. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge on the SEC’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 or by e-mail at info@innisfreema.com.